Financial Statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)

Years ended December 31, 2007 and 2006

(Expressed in Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada and reconciled to accounting principles generally accepted in the United States as set out in Note 18, and contain estimates based on management’s judgment. Management maintains an appropriate system of internal controls to provide reasonable assurance that transactions are authorized, assets safeguarded, and proper records maintained.

The Audit Committee of the Board of Directors has met with the Company’s independent auditors to review the scope and results of the annual audit, and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.

The Company’s independent auditors, PricewaterhouseCoopers LLP, are appointed by the shareholders to conduct an audit in accordance with generally accepted auditing standards in Canada, and their report follows:

Management Report on Internal Control Over Financial Reporting

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Management has used the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission to evaluate the effectiveness of internal control over financial reporting.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management’s evaluation excludes NewWest Gold Corporation because it was acquired by the Corporation during 2007. NewWest Gold Corporation’s total assets and total net income represent $217.3 million or 50.9% of the consolidated total assets and less than 1% of consolidated net income, respectively as at and for the year ended December 31, 2007.

Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2007.

The effectiveness of the Corporation’s internal control over financial reporting has been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report which appears within.

“Mark O’Dea”	“Sean Tetzlaff”
Mark O’Dea	Sean Tetzlaff
President and CEO	CFO, Corporate Secretary

March 27, 2008

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

Independent Auditors’ Report

To the Shareholders of Fronteer Development Group Inc.

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Fronteer Development Group Inc as at December 31, 2007 and an audit of its 2006 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Fronteer Development Group Inc. (“the Company”) as at December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of the Company’s financial statements as at December 31, 2007 and for the year then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). We conducted our audits of the Company’s financial statements as at December 31, 2006 and for the two year period then ended in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the each of the years in the three year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Internal control over financial reporting

We have also audited Fronteer Development Group Inc’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

(2)

As described in the accompanying Management Report on Internal Control Over Financial Reporting, management has excluded NewWest Gold Corporation from its assessment of internal control over financial reporting as at December 31, 2007 because it was acquired by the Company during 2007. We have also excluded NewWest Gold Corporation from our audit of internal control over financial reporting. NewWest Gold Corporation is a wholly owned subsidiary of the Company whose total assets and total net income represent $217.3 million or 50.9% of the consolidated total assets and less than 1% of consolidated net income, respectively, as at and for the year ended December 31, 2007.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2007 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, BC, Canada
March 27, 2008

Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Difference

In the United States, reporting standards for auditors require the additional of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the change in accounting for financial instruments as described in Note 2 to the consolidated financial statements under the heading Change in Accounting Policies. Our Report to the shareholders dated March 27, 2008, is expressed in accordance with the Canadian reporting standards which do not require a reference to such a change in accounting principles or a restatement in the auditor’s report when they are properly accounted for and adequately disclosed in the financial statements.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, BC, Canada
March 27, 2008

(3)

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Balance Sheets
(Expressed in Canadian dollars)
As at December 31,

	2007	2006

Assets

Current assets:
Cash and cash equivalents	$99,039,334	$40,391,913
Marketable securities (Note 4)	-	3,536,397
Accounts receivable and other	1,357,487	696,975
Due from related party	107,865	88,154

	100,504,686	44,713,439

Equipment (Note 5)	1,236,802	308,581

Investments (Note 6)	9,391,906	1,330,994

Reclamation bonds (Note 7)	1,797,010	-

Exploration properties and deferred exploration
expenditures (Note 8)	223,852,971	18,450,217

Investment in Turkish Properties (Note 9)	12,957,378	-

Investment in Aurora Energy Resources Inc. (Note 10)	76,696,684	37,508,155

	$426,437,437	$102,311,386

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$2,550,477	$1,375,149
Due to joint venture partners	564,377	-
Asset retirement obligations (Note 7)	486,775	-

	3,601,629	1,375,149

Asset retirement obligations (Note 7)	765,479	-

Future income taxes (Note 11)	55,220,552	1,572,172

Shareholders' Equity
Share capital (Note 12)	320,515,042	88,176,082
Contributed surplus	16,234,821	5,484,416
Warrants	-	1,429,041
Accumulated other comprehensive income	4,788,488	-
Retained earnings	25,311,426	4,274,526

	366,849,777	99,364,065

	$426,437,437	$102,311,386
Nature of operations (Note 1)
Contingencies (Note 8)
Subsequent events (Notes 6 and 17)

The accompanying notes form an integral part of these consolidated financial statements

Approved by the Board of Directors:

"Jo Mark Zurel"	"George Bell"
Director	Director

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations
(Expressed in Canadian dollars)
For the year ended December 31,

	2007	2006	2005

Operating expenses:
Stock-based compensation	$8,732,286	$3,035,209	$840,528
Property investigation	2,439,782	594,895	251,507
Wages and benefits	2,297,910	1,424,237	958,115
Write-down of exploration properties and deferred exploration
expenditures (Note 8)	1,789,764	98,784	2,397,169
Investor relations, promotion and advertising	820,275	705,306	886,429
Office and general	597,004	295,984	232,009
Legal	345,851	207,706	117,478
Listing and filing fees	220,560	121,311	125,357
Accounting and audit	297,802	212,165	97,714
Rent	117,138	90,488	84,494
Amortization	165,097	86,493	78,725
Consulting fees	101,902	65,786	-
Reclamation accretion	20,461	-	-
Recovery of expenses	-	(8,005)	(6,148)

Loss from operations	17,945,832	6,930,359	6,063,377

Other income (expenses):
Dilution gain (Note 10)	43,039,000	26,489,773	-
Interest income	3,828,844	1,309,550	467,525
Foreign exchange gain (loss)	192,011	7,385	(36,752)
Other income	18,942	-	-
Loss on disposal of capital assets	(5,081)	(2,763)	(33,787)
Change in fair value of financial instruments (Note 6)	(168,113)	-	-
Loss on sale of marketable securities (Note 4)	(366,143)	117,639	(1,945)
Equity in loss of Aurora Energy Resources Inc.	(3,850,471)	(6,974,120)	-

	42,688,989	20,947,464	395,041

Income (loss) before income taxes and discontinued operations	24,743,157	14,017,105	(5,668,336)

Current income tax expense (Note 11)	811	-	19,207
Future income tax expense (recovery) (Note 11)	4,367,605	(998,530)	(391,600)

	4,368,416	(998,530)	(372,393)

Income (loss) before discontinued operations	20,374,741	15,015,635	(5,295,943)

Loss from discontinued operations	-	(3,996)	(8,595)

Net income (loss) for the period	$20,374,741	$15,011,639	$(5,304,538)

Basic earnings (loss) per common share	$0.29	$0.27	$(0.12)
Diluted earnings (loss) per common share	$0.28	$0.25	$(0.12)

Weighted average number of common shares outstanding
Basic	70,692,759	55,944,336	45,054,137
Diluted	73,245,070	59,991,201	45,054,137

The accompanying notes form an integral part of these consolidated financial statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statement of Cash Flows
(Expressed in Canadian dollars)
For the year ended December 31,

	2007	2006	2005

Cash provided (used for):
Operating activities:
Earnings (loss) for the year before discontinued operations	$20,374,741	$15,015,635	$(5,295,943)
Items not affecting cash:
Future income taxes	4,367,605	(998,530)	(391,600)
Stock-based compensation	8,732,286	3,035,209	840,528
Write-down of exploration properties and deferred
exploration expenditures	1,789,764	98,920	2,397,169
Amortization	165,097	86,493	78,725
Reclamation accretion	20,461	-	-
Loss on disposal of capital assets	5,081	2,763	33,787
Loss (gain) on sale of marketable securities	366,143	(117,639)	1,945
Change in fair value of financial instruments	168,113	-	-
Foreign exchange loss (gain)	(192,011)	(7,385)	36,752
Dilution gain	(43,039,000)	(26,489,773)	-
Equity in loss of Aurora Energy Resources Inc.	3,850,471	6,974,120	-
Changes in non-cash working capital:
Accounts receivable and other	26,040	(307,242)	(49,338)
Accounts payable and accrued liabilities	13,113	407,248	120,015
Amounts due from related parties	(19,711)	(88,154)	-

Cash used in operating activities	(3,371,807)	(2,388,335)	(2,227,960)

Financing activities:
Increase (decrease) in bank indebtedness	-	(44,078)	44,078
Issuance of common shares for cash	66,345,500	38,400,000	9,832,392
Issuance of flow-through shares for cash	-	-	4,125,000
Issuance of warrants for cash	-	-	2,890,108
Cash received on exercise of warrants	4,942,743	10,909,820	5,056,433
Cash received on exercise of options	1,335,651	1,209,045	882,047
Share issue costs	(3,714,321)	(2,471,741)	(962,015)

Cash provided by financing activities	68,909,573	48,003,046	21,868,043

Investing activities:
Change in accounts receivable and other	298,047	(65,249)	(121,567)
Change in accounts payable and accrued liabilities	150,083	83,893	295,713
Cash acquistion costs	(517,799)	-	-
Purchase of marketable securities and long term investments	(2,616,518)	(5,347,317)	-
Purchase of short-term deposits	-	-	(5,081,480)
Due to joint venture	564,377	-	-
Proceeds from GIC investments	-	-	12,168,186
Purchase of equipment	(610,615)	(227,724)	(270,105)
Reclamation bonds	(16,667)	-	-
Investment in Aurora Energy Resources Inc.	-	(10,000,002)	-
Investment in joint venture,net of cash acquired	-	-	(2,057,927)
Recovery of deferred exploration expenditures	1,264,344	9,500	157,683
Proceeds from sale of marketable securities	3,841,655	601,059	37,655
Investment in Turkish Properties	(954,574)	-	-
Interest in exploration properties and deferred exploration
expenditures	(8,309,527)	(6,298,162)	(11,091,849)

Cash used in investing activities	(6,907,194)	(21,244,002)	(5,963,691)

Cash flows from discontinued operations	-	(3,996)	16,601

Effect of exchange rate difference on cash	16,849	(71,733)	(37,934)

Increase in cash	58,647,421	24,294,980	13,655,059

Cash, beginning of period	40,391,913	16,096,933	2,441,874

Cash, end of period	99,039,334	$40,391,913	$16,096,933

Non-cash investing and financing activities:
Common stock issued upon acquisition of NewWest Gold Corporation	$160,017,437	$-	$-
Fair value of options issued upon acquistion of NewWest Gold Corporation	1,615,416	-	-
Common stock issued for interest in exploration properties	-	702,420	362,136

The accompanying notes form an integral part of these consolidated financial statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statement of Shareholders' Equity
(Expressed in Canadian dollars)

	Common Shares
					Accumulated Other	Retained	Total
			Contributed		Comprehensive	Earnings	Shareholders'
	Shares	Amount	Surplus	Warrants	Income	(Deficit)	Equity
	#	$	$	$	$	$	$

Balance as at December 31, 2004	34,071,143	15,927,322	2,363,414	1,253,303	-	(5,432,575)	14,111,464

Shares issued for cash	7,472,695	10,106,529	-	-	-	-	10,106,529
Flow-through shares issued for cash	1,500,000	4,125,000	-	-	-	-	4,125,000
Exercise of stock options	1,613,834	1,318,604	(436,556)	-	-	-	882,048
Exercise of warrants	3,653,707	6,277,496	-	(1,221,064)	-	-	5,056,432
Warrants granted	-	-	-	3,722,380	-	-	3,722,380
Share issued for interest in exploration property	206,930	362,136	-	-	-	-	362,136
Renunciation of flow-through expenditures	-	(391,600)	-	-	-	-	(391,600)
Share issue costs - warrants	-	(1,106,409)	-	-	-	-	(1,106,409)
Share issue costs - cash	-	(962,015)	-	-	-	-	(962,015)
Stock-based compensation	-	-	1,135,342	-	-	-	1,135,342
Loss for the year	-	-	-	-	-	(5,304,538)	(5,304,538)

Balance as at December 31, 2005	48,518,309	35,657,063	3,062,200	3,754,619	-	(10,737,113)	31,736,769

Shares issued for cash	6,000,000	38,400,000	-	-	-	-	38,400,000
Exercise of stock options	1,058,066	1,950,417	(741,372)	-	-	-	1,209,045
Exercise of warrants	5,288,379	13,235,398	-	(2,325,578)	-	-	10,909,820
Shares issued for interest in exploration property	105,000	702,420	-	-	-	-	702,420
Renunciation of flow-through expenditures	-	(140,833)	-	-	-	-	(140,833)
Recognition of benefit of share issue costs	-	843,358	-	-	-	-	843,358
Share issue costs - cash	-	(2,471,741)	-	-	-	-	(2,471,741)
Stock options cancelled	-	-	(32,198)	-	-	-	(32,198)
Stock-based compensation	-	-	3,195,786	-	-	-	3,195,786
Net income for the year	-	-	-	-	-	15,011,639	15,011,639

Balance as at December 31, 2006	60,969,754	88,176,082	5,484,416	1,429,041	-	4,274,526	99,364,065

Adjustment to other comprehensive income for change in
accounting policy, net of future taxes of $123,458 (Note 2)	-	-	-	-	673,042	-	673,042
Adjustment to retained earnings for changes in accounting
policies, net of future taxes of $121,460 (Note 2)	-	-	-	-	-	662,159	662,159
Balance, as at January 1, 2007 as adjusted	60,969,754	88,176,082	5,484,416	1,429,041	673,042	4,936,685	100,699,266

Shares issued for cash	4,498,000	66,345,500	-	-	-	-	66,345,500
Share issued in NWG acquistion (Note 3)	15,181,920	160,017,437	-	-	-	-	160,017,437
Exercise of stock options	729,015	2,162,646	(826,995)	-	-	-	1,335,651
Exercise of warrants	1,797,361	6,371,784	-	(1,429,041)	-	-	4,942,743
Recognition of future income tax benefit of share issue costs	-	1,155,914	-	-	-	-	1,155,914
Share issue costs - cash	-	(3,714,321)	-	-	-	-	(3,714,321)
Stock-based compensation (Note 12(d))	-	-	9,961,984	-	-	-	9,961,984
Fair value of stock options issued upon NWG acquistion (Note 3)	-	-	1,615,416	-	-	-	1,615,416
Unrealized gain on long-term investment (Note 6)	-	-	-	-	4,707,285	-	4,707,285
Recognition of future taxes on long term investment	-	-	-	-	(591,839)	-	(591,839)
Net income for the year	-	-	-	-	-	20,374,741	20,374,741

Balance as at December 31, 2007	83,176,050	320,515,042	16,234,821	-	4,788,488	25,311,426	366,849,777

Consolidated Statement of Comprehensive Income
(Expressed in Canadian dollars)

Year ended
December 31, 2007

Net income for the year	$20,374,741
Other comprehensive income:
Unrealized gain on long-term investment, net of future income taxes of $591,839 (Note 6)	4,115,446

Total comprehensive income	$24,490,187

The accompanying notes form an integral part of these consolidated financial statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

1.	NATURE OF OPERATIONS

Fronteer Development Group Inc. (the “Company” or “Fronteer”) has international operations focused on the acquisition, exploration and development of mineral resource properties. The Company has not yet determined whether these properties contain resources that are economically recoverable. The recoverability of the carrying values of exploration properties and deferred exploration expenditures is dependent upon the delineation of economic reserves, the preservation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain financing necessary to complete development of the properties and their future profitable production or, alternatively, upon the Company’s ability to dispose of its interests on an advantageous basis (see Note 8).

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with Canadian generally accepted accounting principles. Outlined below are those policies considered significant. As described in Note 18, these accounting principles differ in certain material respects from accounting principles accepted in the United States.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its significant wholly- owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

These financial statements also include the accounts of Aurora Energy Resources Inc. (“Aurora”) on a proportionately consolidated basis for the year ended December 31, 2005, and for the period from January 1, 2006, to March 21, 2006. For the period from March 22, 2006, to December 31, 2006, and for the year ended December 31, 2007, the equity method has been applied (see Note 10).

Equity method of accounting

The Company follows the equity method of accounting for companies where it exercises significant influence. Under the equity method, the Company records its investment in the net assets as a single line on the balance sheet and its percentage interest in the results of operations as a single line item on the statement of operations.

Use of Estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses during the reporting period. Areas requiring the use of management estimates include the rates for amortization of capital assets, assessments of the recoverability of mineral properties, the carrying value of the investment in Aurora, the determination of the provision for future removal and site restoration costs, the potential recognition of future income tax assets and the assumptions used in the determination of the fair value of stock-based compensation. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and deposits in banks with an original maturity of 90 days or less. These investments are liquid and can be converted to cash at any time.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

Equipment and Amortization

Equipment is recorded at cost. The equipment noted below is amortized over its estimated useful life using the following annual rates and methods:

Computer equipment	30%	Declining balance
Computer software		50% each year
Field equipment	20%	Declining balance
Furniture and fixtures	20%	Declining balance
Leasehold improvements		Term of lease
Automotive equipment	30%	Declining balance

Amortization of assets used in exploration is capitalized to deferred exploration expenditures.

Exploration Properties and Deferred Exploration Expenditures

Acquisition and exploration expenditures on properties, less recoveries in the pre-production stage, are deferred until such time as the properties are put into commercial production, sold or become impaired. On the commencement of commercial production, the deferred costs are charged to operations on the unit-of-production method based upon estimated recoverable proven and probable reserves. General exploration expenditures are charged to operations in the period in which they are incurred. The Company recognizes the payment or receipt of payment required under option agreements when paid or received.

The amount shown for mineral property interests represents costs incurred and deferred to date net of recoveries from joint-venture parties and write-downs and does not necessarily reflect present or future values.

Impairment of Long-Lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on the estimated fair value of the assets. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between significant assumptions used and actual market conditions and/or the Company’s performance could have a material effect on the Company’s financial position and results of operations.

Asset Retirement Obligations

The Company is subject to federal, state and local environmental laws and regulations. The Company has put in place ongoing pollution control and monitoring programs at its properties, and posted surety bonds as required for compliance with state and local closure, reclamation and environmental obligations. Estimated future reclamation and property closure costs are based on current legal and regulatory requirements. The Company records the fair value of reclamation and property closure costs in the period in which they are incurred. A corresponding amount is added to the carrying amount the carrying amount of the associated asset and amortized over the asset’s life. The liability is accreted over time through charges to earnings.

Flow-through Financing

The Company has financed a portion of its exploration activities through the issue of flow-through shares, which transfer the tax deductibility of exploration expenditures to the investor. Proceeds received on the issue of such shares have been credited to share capital and the related exploration costs have been charged to exploration properties and deferred exploration expenditures. A future income tax liability is recognized, and the shareholders' equity reduced, on the date the Company renounces the tax benefits associated with the expenditures, provided there is reasonable assurance that the expenditures will be made.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

The Company may also recognize the benefit of previously unrecognized future income tax assets relating to non-capital loss carryforwards to offset the future income tax liability arising on a renouncement of expenditures. The corresponding credit reduces income tax expense.

Stock-Based Compensation

The Company has two employee stock option plans: an employee stock option plan and an acquisition stock option plan. The Company recognizes an expense or addition to exploration properties and deferred exploration expenditures for options granted under the employee stock option plan, and as a cost of acquisition for options granted under the acquisition stock option plan arising from stock options granted to both employees and non-employees using the fair value method. The fair value of option grants is generally established at the date of grant using the Black-Scholes option-pricing model and the compensation amount, equal to the option's fair value, is recognized on a graded basis over the vesting period of the option. The vesting periods of the stock options granted range from vesting immediately to vesting over a three-year period.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method of tax allocation, future tax assets and liabilities are determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases ("temporary differences") and losses carried forward. Future income tax assets and liabilities are measured using the enacted tax rates expected to be in effect when the temporary differences are likely to reverse. The effect of a change in tax rates on future income tax assets and liabilities is reflected in the period in which the change is substantively enacted. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

Foreign Currency Translation

These financial statements are denominated in Canadian dollars, the Company's functional currency. Amounts denominated in foreign currencies are translated into Canadian dollars as follows:

i.	monetary assets and liabilities at the rates of exchange in effect at the balance sheet date;
ii.	non-monetary assets at historical rates;
iii.	revenue and expense items at the average rates for the period, except for depreciation and amortization, which are based on historical rates.

The net effect of foreign currency translation is included in the statement of operations.

Basic and diluted earnings per share

Earnings per share are calculated using the weighted average number of paid common shares outstanding. The calculation of diluted earnings per share assumes that outstanding options and warrants are exercised and the proceeds are used to repurchase shares of the Company at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share and is only recognized when the effect is dilutive.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

Changes in Accounting Policies

Effective January 1, 2007, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to financial instruments. These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

(a)        Financial Instruments – Recognition and Measurement (Section 3855)

This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost. Unrealized changes in fair value are to be recognized in the statements of operations or comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item. As such, the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect. Changes to the fair values of certain assets and liabilities as at January 1, 2007, are recognized by adjusting opening retained earnings or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following four categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets. Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification:

-

Held-to-maturity investments, loans and receivables are initially measured at fair value and subsequently measured at amortized cost. Amortization of premiums or discounts and losses due to impairment are included in current period net earnings.

-	Available-for-sale financial assets are measured at fair value. Revaluation gains and losses are included in other comprehensive income until the asset is removed from the balance sheet.

-	Held for trading financial instruments are measured at fair value. All gains and losses are included in net earnings in the period in which they arise.

-

All derivative financial instruments are classified as held for trading financial instruments and are measured at fair value, even when they are part of a hedging relationship. All gains and losses are included in net earnings in the period in which they arise, except for derivative instruments which represent a cash flow hedge, where the gain or loss is recognized in other comprehensive income.

In accordance with this new standard, the Company has classified its financial instruments as follows:

-

Marketable securities are classified as held for trading securities. Such securities are measured at fair value in the consolidated financial statements with all gains or losses included in net earnings in the period in which they arise. Fair value is measured using the closing bid price of the security on the date of measurement. This change in accounting policy resulted in an increase of $464,385 to the carrying value of marketable securities at January 1, 2007, and an increase of $392,406 (net of future income taxes of $71,979) to retained earnings.

-

The Company’s investment in the common shares of Latin American Minerals Inc. (“LAT”) is classified as available-for-sale. Such securities are measured at fair value in the consolidated financial statements with unrealized gains or losses recorded in comprehensive income (loss). At the time securities are sold or otherwise disposed of, gains or losses are included in net earnings (loss). Fair value is measured using the closing bid price of the security on the date of measurement. This change in accounting policy resulted in an increase of $796,500 to the carrying value of the Company’s investment in LAT at January 1, 2007, and an opening adjustment of $673,042 (net of future income taxes of $123,458) to accumulated other comprehensive income.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

-

In November 2006, the Company received one-half of one common share purchase warrant for each common share purchased of LAT as part of a private placement offering. As at December 31, 2006, a nominal value had been assigned to these warrants. Under the adoption of the new standard, these warrants are considered a derivative financial instrument and consequently are classified as held for trading and are measured at fair value. The fair value of these instruments is measured using the Black-Scholes option pricing model. This change in accounting policy resulted in an increase of $319,234 to the carrying value of the Company’s investment in LAT at January 1, 2007 and an opening adjustment of $269,753 (net of future income taxes of $49,481) to retained earnings.

(b)        Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources. This standard requires certain gains and losses that would otherwise be recorded as part of net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings. This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.

Accordingly, the Company now reports a consolidated statement of comprehensive income and includes the account “accumulated other comprehensive income” in the shareholders’ equity section of the consolidated balance sheet.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

3.	ACQUISTION OF NEWWEST GOLD CORPORATION

NewWest Gold Corporation

On September 24, 2007, the Company completed the acquisition of 100% of the issued and outstanding common shares of NewWest Gold Corporation (“NWG”) by issuing 15,181,920 common shares valued at $10.54 per share (closing price of the Company’s common shares on the Toronto Stock Exchange on the date of completion) to the former NWG shareholders. In addition, the Company issued 518,050 stock options with an exercise price of $9.62 per share to the former NWG employees in exchange for the cancellation of the existing NWG stock options.

The value of the issuance of Fronteer common shares was calculated based on the closing price of Fronteer common shares on the date of issuance. The following weighted-average assumptions were used for the Black-Scholes option pricing model for the valuation of the stock options:

Risk-free interest rate	4.26%
Expected volatility	62.58%
Expected life	1.20 years
Dividend rate	0.00%

The transaction was accounted for as an asset purchase and the cost of each item of property, plant and equipment acquired as part of the group of assets acquired was determined by allocating the price paid for the group of assets to each item based on its fair value at the time of acquisition. The summarized results of the allocation are indicated in the table below:

$
Purchase price:
15,181,920 common shares of Fronteer	160,017,437
518,050 stock options of Fronteer	1,615,416
Acquisition costs	2,889,781
164,522,634

Net assets acquired:
Current assets	3,356,579
Other assets	2,353,343
Exploration properties and deferred exploration expenditures	212,052,383
Asset retirement obligations - current	(503,268)
Asset retirement obligations – long term	(746,450)
Other liabilities	(1,012,132)
Future income tax liability	(50,977,821)
164,522,634

4.	MARKETABLE SECURITIES

During the year ended December 31, 2007, the Company disposed of all of its marketable securities and recognized a loss on disposal of $366,143.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

5.	EQUIPMENT

		2007			2006
	Cost	Accumulated	Net Book	Cost	Accumulated	Net Book
		Amortization	Value		Amortization	Value
	$	$	$	$	$	$
Field equipment	612,612	54,403	558,209	36,045	8,584	27,461
Computer equipment	284,897	124,848	160,049	227,891	79,271	148,620
Computer software	193,715	143,972	49,743	121,929	67,582	54,347
Furniture and fixtures	262,930	49,803	213,127	73,917	24,428	49,489
Automotive equipment	183,949	13,530	170,419	21,464	9,838	11,626
Leasehold improvements	108,584	23,329	85,255	19,382	2,344	17,038
	1,646,687	409,885	1,236,802	500,628	192,047	308,581

6.	INVESTMENTS

On November 21, 2006, the Company made a strategic investment in Latin American Minerals Inc. (“LAT”), a publicly traded company listed on the TSX Venture Exchange under the symbol LAT. The Company purchased, as part of a larger private placement, 5,310,000 units (“2006 unit”) offered by LAT at a price of $0.25 per 2006 unit. Each 2006 unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitled the Company to purchase one common share of LAT at an exercise price of $0.35 for a period of 12 months from the closing of the private placement. The warrants expired unexercised. On April 4, 2007, the Company purchased 900,000 common shares of LAT at a price of $0.45 per share from an existing shareholder. On May 31, 2007, the Company increased its investment in LAT by purchasing, as part of a larger private placement, 2,000,000 units (“2007 unit”) offered by LAT at a price of $1.00 per 2007 unit. Each 2007 unit was comprised of one common share and one-half of a common share purchase warrant. Each whole warrant entitles the Company to acquire one additional common share of LAT at a price of $1.25 for a period of 12 months.

As at December 31, 2007, the Company owned 17.44% of the issued and outstanding common shares of LAT.

As described in Note 2, the Company has determined that the share purchase warrants are derivative financial instruments and any change in fair value is included in earnings for the period. The common shares have been designated as available-for-sale and any change in fair value is included in other comprehensive income, until such time as the common shares are sold or otherwise disposed of at which time any gains or losses will be included in earnings for the period.

	As at December 31, 2007
		Mark-to-Market Gain
	Fair Value	(Loss)during period
LAT – common shares	$9,031,000	$4,707,285
LAT – share purchase warrants	360,906	(168,113)
	$9,391,906	$4,539,172

	As at January 1, 2007
	Cost at	Transitional
	December 31, 2006	Adjustment	Fair Value
LAT – common shares	$1,327,500	$796,500	$2,124,000
LAT – share purchase warrants	-	319,234	319,234
	$1,327,500	$1,115,734	$2,443,234

By holding these long-term investments, the Company is inherently exposed to various risk factors, including market price risk and liquidity risk.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

At December 31, 2006, the Company also had investments in other companies for a total cost of $3,494.

Subsequent to December 31, 2007, the Company sold its common share investment in LAT for a cash profit of $1,562,950.

7.	PROVISION FOR RECLAMATION

December 31, 2007
Balance, beginning of year	-
Acquisition of NWG (note 3)	$1,249,718
Expenditures	(17,925)
Reclamation accretion expense	20,461
Balance, end of year	$1,252,254

Balance sheet presentation
Current portion	$486,775
Long term portion	765,479
Balance, end of year	$1,252,254

The Company has posted cash surety bonds in the amount of $1,797,010 as at December 31, 2007, with the State of Nevada, Division of Environmental Protection and the Bureau of Land Management, in respect of its reclamation obligations. These bonds are expected to be released as the associated reclamation activities are completed.

The Company’s estimates of the costs of reclaiming its properties are based on current legal and regulatory requirements. At December 31, 2007, the Company’s undiscounted future reclamation and property closure cost estimate was $1,275,000. The Company expects it will complete $525,000, $525,000, and $225,000 of these expenditures in 2008, 2009 and 2010 respectively. The provision is the discounted value of the estimated future reclamation and property closure costs based on the Company’s individual property closure plans. The present value of the provision has been calculated using a risk-free discount rate.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

8.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES

	Total				Transfer to	Total
	December 31,	Additions	Recoveries	Write-	Equity	December 31,
	2006			downs	Interest	2007
	$	$	$	$	$	$
USA
(Note 8(a))
Northumberland	-	71,099,913	-	-	-	71,099,913
Long Canyon	-	1,387,668	-	-	-	1,387,668
Sandman	-	21,378,165	-	-	-	21,378,165
Zaca	-	46,290,479	-	-	-	46,290,479
Other	-	73,678,063	-	-	-	73,678,063
	-	213,834,288	-	-	-	213,834,288

TURKEY
(Note 8(b))
Agi Dagi	7,372,405	495,237	(29,203)	-	(7,838,439)	-
Kirazli	4,493,535	196,777	-	-	(4,690,312)	-
Biga	359,476	-	-	-	-	359,476
Pirentepe	1,081,698	17,861	(14,282)	-	-	1,085,277
Halilaga	773,543	34,622	(59,710)	-	(748,455)	-
General Turkey	64,105	-	-	-	-	64,105
Aydin	34,396	1,095	-	-	-	35,491
Samli	22,512	254,957	-	-	-	277,469
Nidge	9,631	8,336	-	-	-	17,967
Dedidagi	8,517	1,869	-	-	-	10,386
TV Tower	36,198	-	-	-	-	36,198
	14,256,016	1,010,754	(103,195)	-	(13,277,206)	1,886,369

MEXICO
(Note 8(c))
Agua Grande	8,999	14,916	-	(23,915)	-	-
Clara	916,109	262,001	-	(1,178,110)	-	-
San Pedro	383,165	203,910	-	(587,075)	-	-
	1,308,273	480,827	-	(1,789,100)	-	-

YUKON
(Note 8(d))
Wernecke	2,833,723	6,700,842	(1,454,569)	-	-	8,079,996

OTHER
PROPERTIES	52,205	777	-	(664)	-	52,318
	18,450,217	222,027,488	(1,557,764)	(1,789,764)	(13,277,206)	223,852,971

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

8.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

	Turkey	USA	Mexico	Yukon	Other	Total
	$	$	$	$	$	$
December 31, 2006	14,256,016	-	1,308,273	2,833,723	52,205	18,450,217

Acquisition of NWG
(note 3)	-	212,052,383	-	-	-	212,052,383

2007 expenditures:
Acquisition costs	2,124	-	41	34,823	268	37,256
Assaying & geochemical	44,109	38,401	17,075	443,557	112	543,254
Camp & field costs	23,866	6,493	-	1,374,458	-	1,404,817
Claim maintenance fees	-	159,030	-	-	-	159,030
Drilling	-	505,191	267,313	1,263,381	-	2,035,885
Engineering studies	238,028		-		-	238,028
Geophysics	62,924		-	29,029	-	91,953
Transportation	84,658	15,663	35,869	1,292,777	-	1,428,967
Wages, consulting and
management fees	138,261	535,946	125,791	2,229,546	397	3,029,941
Other	416,784	521,181	34,738	33,271	-	1,005,974
	1,010,754	1,781,905	480,827	6,700,842	777	9,975,105
Exploration costs
written-off	-	-	(1,789,100)	-	(664)	(1,789,764)
Transfer to Equity
Interest	(13,277,206)	-	-	-	-	(13,277,206)
Recoveries	(103,195)	-	-	(1,454,569)	-	(1,557,764)
	(13,380,401)	-	(1,789,100)	(1,454,569)	(664)	(16,624,735)
December 31, 2007	1,886,369	213,834,288	-	8,079,996	52,318	223,852,971

(a)	USA

The Northumberland Project

The Northumberland deposit is located in northern Nye County in central Nevada. The Company owns 100% of the Northumberland property. Subsequent to year-end, the Company has reached an agreement with Newmont Mining Corporation (“Newmont”) (see subsequent events note 17) under which the Company regains a 100% interest in Northumberland. Previously, under the terms of a Joint Venture Agreement, Newmont had the option to earn a 60% interest in Northumberland by completing $25 million in expenditures.

The holding costs for the properties at Northumberland include a per claim maintenance fee of $125 payable annually to the Bureau of Land Management “(BLM”) plus related filing and recording fees applicable to unpatented mining claims and total US$232,966 per year. A portion of the claims at Northumberland are covered by a June 1991 lease agreement between the Company and a private party as lessor, with a term that extends as long as the Company pays the annual advance royalties of $20,000 to the lessor. These payments are credited against a mineral production royalty of 4% of NSR from minerals produced from the claims. The Company purchased an additional unpatented mining claim at Northumberland from a private party, for a purchase price of $50,000.

In addition, a small portion of the area on which the Northumberland Project deposits are currently located is subject to an NSR royalty of 1% payable to a third party lessors.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

8.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

Sandman Project

The Sandman Project which is owned 100% by the Company consists of various lode mining claims fee lands, which were subleased from Newmont beginning in September 1997.

The annual payments required to the BLM and county for Sandman and nearby Ten-mile project total approximately US$96,399, which includes an annual $125 per claim maintenance fee, plus related filing and recording fees, applicable to the Company’s unpatented mining claims. Under a sublease from Newmont, the Company was required to pay annual advance royalty payments of approximately, $67,200 from 2008 through 2012, and $134,400 starting in 2013. The Newmont sublease has a primary term of ten years, and may be extended for an additional ten years by payment of annual advance royalties. Commercial production is required to extend the term of the Newmont sublease beyond 2017. Under a separate lease for the Ten Mile project, the Company is required to make annual lease payments of $24,000 reducing to $20,000 in 2009 through 2014. Sandman is also subject to NSR’s on various of its mineral claims ranging from 1% to 6%.

Subsequent to year-end, the Company and Newmont signed a Letter of Intent whereby Newmont may earn an initial 51% interest in Sandman within 36 months by spending a minimum US$14,000,000 on exploration and making a production decision supported by a bankable feasibility study. Newmont may earn an additional 9% in Sandman by spending a further US$9,000,000 on development. Newmont will be allowed to credit against this Phase 2 earn-in obligation 60% of its actual expenditures to date at Northumberland, approximately US$5 million. Thereafter, the parties will fund the joint venture in accordance with their participating interests; provided; however, that Newmont shall have the right to recover the remaining 40% of its Northumberland expenditures (approximately US$3.75 million) from the net proceeds of the joint venture. Provided that Newmont has completed Phase 2 earn-in, Newmont shall be entitled to receive up to 90% of the Company’s proportionate share of the joint venture net proceeds distributions until the US$3.75 million is recovered. Fronteer retains a 2% NSR on production of the first 310,000 ounces at Sandman. Fronteer can also elect to have Newmont arrange financing for its 40% of development costs.

Long Canyon Project

The Long Canyon Project is the most significant of what are referred to by Fronteer as the Eastern Great Basin properties (“EGB”). The EGB Project Properties consist of an extensive area of mineral rights across a broad region, and include the Long Canyon Project and three other gold exploration projects.

The EGB Projects properties are located in northeastern Nevada and northwestern Utah. The Company’s interest in these projects ranges from 25% to 100%.

In 2006, NWG entered into a joint venture agreement for the Long Canyon Project with AuEx whereby the two parties combined their land positions in the Long Canyon area for an initial interest of 51% for NewWest. During Phase I of the project, NWG is obligated, to spend $5 million of exploration expenditures within a five year period. As at December 31, 2007, NWG had spent approximately US$2,448,000 against this earn-in obligation. After completion of Phase I, NWG may elect to carry AuEx through feasibility, if warranted, thereby earning an additional 14%, bringing its interest to 65% and reducing AuEx’s interest in the project to 35%.

The holding costs for the EGB Projects include a per claim maintenance fee of US$125 payable annually to the BLM, plus related filing and recording fees, applicable to unpatented mining claims, but the fee lands have minimal holding costs and the lease lands have variable leasing costs. A portion of the EGB Projects is covered by an August 2001 mining lease with a third party lessor who owns a 61.76% interest in the mineral estate. That mining lease has a term running through August of 2021 and so long thereafter as the Company is engaged in exploration, development, mining or processing operations on the lands covered by the lease. The lease requires the payment of an annual advance royalty of US$15,000 to the lessor. A smaller portion of the EGB Projects is covered by three separate leases for metalliferous minerals with the State of Utah at an annual cost of $4,433.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

8.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

The annual holding costs payable to the BLM and various counties for the EGB Projects total US$30,348 without Long Canyon and US$75,742 with Long Canyon. Approximately 340 of the Long Canyon claims are subject to a 3% NSR, while the TUG/KB and other claims in the EGB are subject to royalties ranging from 0.625% - 5%.

Zaca Project

The Zaca Project, owned 100% by the Company is located in Alpine County, California. The Company holds the Zaca Project as the assignee of a lease agreement.

The United States Forest Service (“USFS”) is conducting a Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) “non-time critical removal (remediation) action” at the Zaca Project property under its Interdepartmental Abandoned Mine Lands Watershed Cleanup Initiative for an estimated cost of between $1.5 million to $2.0 million. The focus of the cleanup efforts is on relatively low-volume acid mine drainage from historic mine tunnels and tailings on land at the Zaca Project. The cleanup efforts are being administered by the USFS. Since the acquisition of NWG, the USFS has not sought contribution from NWG for the cleanup and the Company does not believe it will do so. However, the Company cannot rule out the possibility that the Company may be claimed to be liable to contribute to the USFS's remediation or other CERCLA response costs at some time in the future. To date, no liability has been recorded in the Company’s financial statements. There is a 5% NSR royalty payable on certain of the Zaca claims. The annual holding costs payable to the BLM and applicable counties for the Zaca Project is approximately US$22,853.

Cortez Trends Project

The Carlin-Cortez Trends properties encompass a land position located in Humboldt, Eureka, Elko and Lander Counties in north central Nevada, primarily to the north of the towns of Carlin and Battle Mountain. The land position at the Carlin-Cortez Trends Project consists principally of the Company’s privately owned property, on the majority of which it owns 100% of the mineral rights.

The holding costs for the Carlin-Cortez Trends Project include a US$125 per claim maintenance fee payable annually to the BLM, plus related filing and recording fees applicable to the Company’s unpatented mining claims. The annual holdings costs for the Carlin-Cortez Trends Project total approximately US$30,504.

A portion of the unpatented claims comprising the Carlin-Cortez Trends Project, are subject to a 0.5% NSR royalty, and a smaller portion are subject to an additional sliding-scale NSR royalty ranging from 4% (when the price of gold is less than $700 per ounce) to 7.75% (when the price of gold is greater than $1,000 per ounce).

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

8.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

(b)	Turkey

On April 27, 2004, May 6, 2004 and October 19, 2004, the Company signed Memoranda of Understanding (“MOUs”) with Teck Cominco Arama ve Madencilik Sanayi Ticaret (“TCAM”) to acquire a 100% interest in three epithermal gold properties, the Agi Dagi, the Kirazli and the Biga Properties, respectively.

Agi Dagi and Kirazli Properties

On April 30, 2006, the Company received notice from TCAM that it was exercising its option to earn back 60% of the Agi Dagi and Kirazli properties prior to the Company completing its earn-in requirements. As a result of this election, the Company was deemed to have earned 100% of each project. The Company issued to TCAM 85,000 common shares on April 30, 2006 (10,000 for Agi Dagi and 75,000 for Kirazli) and because of the TCAM back-in election has no further obligation to issue additional shares to TCAM for these properties.

In July and August 2007, the Company was notified by TCAM that TCAM had completed its earn back expenditures on Kirazli (approximately US$5,000,000) and Agi Dagi (approximately US$10,000,000), respectively, thus earning back a 60% interest in each project. As a result, the 1% Net Smelter Return (“NSR”) royalty granted to TCAM on Agi Dagi and a 2% NSR on Kirazli have been cancelled.

TCAM has notified the Company that it has elected not to earn an additional 10% on the Agi Dagi and Kirazli properties available under the terms of the original agreement. The Company will therefore be required to contribute 40% of further exploration and development costs on these properties, or suffer dilution in the project. The Company holds its 40% interest in Kirazli and Agi Dagi through ownership of 40% of two Turkish subsidiaries of TCAM. The Company now accounts for these investments as equity investments (see note 10).

Should Kirazli and Agi Dagi go into production, the Company must pay TCAM a production bonus of US$10 per ounce of gold from the originally defined resource areas at each property, subject to a maximum of 600,000 ounces of gold on Agi Dagi and 250,000 ounces of gold at Kirazli.

Biga Properties

On November 30, 2006, the Company received notice from TCAM that it was exercising its option to earn-back 60% of four newly designated properties governed by the Biga Properties MOU, called Pirentepe, Halilaga, TV Tower and Dedidagi. As a result of this election, the Company was deemed to have earned a 100% interest in each of these properties. The Company and TCAM agreed to a reallocation of costs, previously capitalized to the Biga Properties, to each of the designated properties to determine the amount of TCAM’s earn back expenditure. Under the terms of the original MOU, to earn back a 60% interest in any one of these four properties, TCAM was required to spend approximately US$2,800,000 on Pirentepe, approximately US$2,100,000 on Halilaga, approximately US$97,000 on TV Tower and approximately US$23,000 on Dedidagi, by November 30, 2009, with 50% or more required in year one (requirement not met for TV Tower and Dedidagi). TCAM may earn an additional 10% interest in each property by completing a feasibility study and completing other requirements within four years of the earn-back date.

In August 2007, TCAM notified the Company that it had incurred exploration expenditures totaling approximately US$2,100,000 on Halilaga, thereby earning back a 60% interest. TCAM has been granted an extension to December 31, 2008 on its election whether to earn an additional 10% interest in the property. In turn TCAM has agreed to solely fund US$3,000,000 in exploration in Halilaga in 2008. TCAM originally had until mid November 2007, to notify the Company whether it had elected to earn back an additional 10% interest by taking Halilaga to feasibility. The Company holds its interest in Halilaga through ownership of 40% (30% if TCAM elects to earn back a further 10%) of a Turkish subsidiary of TCAM. Should TCAM not elect to earn the additional 10% on the Halilaga property the Company will be liable for 40% of any amounts incurred by TCAM in excess of the earn-back amount The Company now accounts for its investment in Halilaga as an equity investment (See Note 10).

As at December 31, 2007, TCAM reports that it has incurred expenditures of approximately US$1,454,000 on Pirentepe.

In addition, the Company acquired by way of auction two properties in Balikesir Province called the Samli Property and three properties in Canakkale Province, Turkey, at a cost of $25,142.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

8.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

(c)	Mexico

On October 26, 2005, the Company entered into an agreement with Minera Teck Cominco S.A de C.V (“Minera”), whereby the Company can acquire a 100% interest in both the Clara and San Pedro gold properties, located in the state of Jalisco. The Company also staked the Agua Grande property.

At June 30, 2007, the Company after considering all available information and results regarding these properties decided to cease exploration activities on these properties for the foreseeable future. As a result, deferred exploration expenditures totaling $1,789,100 related to the Mexican properties has been written-off.

(d)	Wernecke Breccias, Yukon

On January 24, 2006, the Company and Rimfire Mineral Corporation (“Rimfire”) jointly signed an agreement with Newmont Exploration of Canada, a subsidiary of Newmont Mining Corporation (“Newmont”) and NVI Mining Ltd., a subsidiary of Breakwater Resources Ltd. (“NVI”), to acquire mineral claims and a data set covering a large region of northern Yukon Territory known as the Wernecke Breccias. The Company and Rimfire have earned a 100% interest in the claims and data by spending a minimum of $2,000,000 on exploration and staking additional claims within the agreement’s area of interest (“AOI”). Newmont and NVI retain a total 2% NSR over the AOI. The Company is the operator of the project, with an 80% interest, and Rimfire holds a 20% interest.

In May 2007, the Company and Rimfire reached an agreement regarding the joint operation of an unincorporated joint venture whereby ongoing exploration expenses will be shared pro rata subject to dilution for non-participation. Should either party’s interest fall below 5%, their interest will be converted to a 3% net profit interest after pay-back of capital.

During the year ended December 31, 2007, the Company recovered $1,454,569 from Rimfire. Of this amount, $164,179 represents Rimfire’s share of the costs incurred in 2006 in excess of the $2 million earn-in amount and the remaining $1,290,390 represents Rimfire’s proportionate share of the costs incurred for the 2007 summer field program.

The joint venture net assets consist solely of the venturers’ interests in the property.

9.	INVESTMENT IN TURKISH PROPERTIES

Upon the notice of completion of earn-back by TCAM in the Agi Dagi, Kirazli and Halilaga projects and the consequential reduction in the Company’s ownership of these projects to 40%, the Company has commenced accounting for its investment in the Agi Dagi, Kirazli and Halilaga projects using the equity method of accounting. Under the equity method, the Company’s percentage interest in the net assets and results of operations of the projects are presented in a single line on the balance sheet as “Investment in Turkish Properties” and in the statement of operations as “Equity in loss on Turkish Properties”, respectively. Effective July 25, 2007 for the Kirazli project and August 15, 2007, for the Agi Dagi and Halilaga projects (the effective earn-back dates), the Company has transferred the expenditures it has incurred from “Exploration properties and deferred exploration expenditures” to “Investment in Turkish Properties”. Any associated future income tax liabilities related to these costs at the time of transfer has also been netted against “Investment in Turkish Properties”.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

10.	INVESTMENT IN AURORA ENERGY RESOURCES INC.

Effective March 22, 2006, the Company’s ownership interest in Aurora was reduced to 50.2% as a result of Aurora issuing additional common shares to third parties in its initial public offering. Prior to this date, the Company had a joint venture ownership interest that exceeded 50.2% . The Company’s consolidated financial statements for prior periods include the Company’s proportionate share of Aurora’s assets, liabilities, operations and cash flows.

On March 30, 2006, the Company was notified that the Underwriters of Aurora’s Initial Public Offering would be exercising their over allotment option to purchase an additional 1,041,667 common shares of Aurora, thereby diluting the Company’s ownership to 49.3% . The exercise of the over-allotment option was completed on April 5, 2006. Accordingly, the equity method has been applied to account for the Company’s investment in Aurora from March 22, 2006, onwards. The Company invested an additional $10,000,002 in a private placement offering in Aurora on October 5, 2006, subscribing for 956,938 common shares at $10.45 per share.

Under the equity method, the Company’s interest in the net assets and results of operations of Aurora are presented in a single line on the balance sheet as “Investment in Aurora Energy Resources Inc.” and in the statement of operations as “Equity in loss of Aurora Energy Resources Inc.”, respectively. The Company has recorded a dilution gain of $43,039,000 (2006 - $26,489,773) with respect to its investment in Aurora for the year ended December 31, 2007, which is also included on the balance sheet as a part of “Investment in Aurora Energy Resources Inc.” The dilution gain represents the fair value of the Company’s share of the consideration paid by the new investors in excess of the carrying value of the Company’s investment in Aurora.

As at December 31, 2007, the Company owned 30,947,336 common shares of Aurora or approximately 42.3% of Aurora’s issued and outstanding common shares. The fair value of these shares at December 31, 2007 was $418,717,456.

In October 2007, the Nunatsiavut government initiated the next steps towards formulating its policy on uranium mining on Labrador Inuit Lands, and struck a committee to further study the issue. In March 2008, Aurora reported that the Nunatsiavut Assembly passed on first reading a bill to institute a three year moratorium on uranium mining and milling. It is anticipated that the bill will be considered again on second reading by the Assembly sometime after April 1, 2008. Aurora continues to assess what affect this temporary suspension may have on its presently planned exploration and development schedule.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

10.	INVESTMENT IN AURORA ENERGY RESOURCES INC. (continued)

Summarized financial information of is included in the table below:

Balance Sheet
	As at	As at
	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$131,094,585	$53,137,862
Exploration properties and deferred exploration and
development expenditures	56,710,497	22,341,413
Other assets	4,381,855	940,034
	$192,186,937	$76,419,309

Liabilities	$7,307,686	$1,848,557

Shareholders’ Equity	$184,879,251	$74,570,752

Statement of Operations
	Year ended	Year ended
	December 31, 2007	December 31, 2006
Loss from operations	$11,079,643	$13,997,933

Other income	(2,213,913)	(1,009,599)
Future income tax recovery	(1,450,824)	(416,694)

Net loss and comprehensive loss for the year	$7,414,906	$12,571,640

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

11.	INCOME TAXES

a)	Provision for income taxes:

The recovery of income taxes differs from the amount that would have resulted from applying combined Canadian federal and provincial statutory tax rates for 2007 of 34.12% (2006 – 34.12%; 2005 – 34.86%) .

	December 31,	December 31,	December 31,
	2007	2006	2005
Income (loss) before taxes	$24,743,157	$14,017,105	$(5,668,336)
Expected income tax expense (recovery)	8,442,365	4,782,636	(1,975,982)
Adjustments resulting from:
Permanent differences, primarily relating to
stock-based compensation and dilution gains	(3,760,865)	415,779	(63,638)
Rate differences in other jurisdictions	374,957	-	63,240
Changes in enacted rates	(1,431,292)	(719,621)	57,456
Effects of change to equity accounting for
Aurora	-	5,827,681	-
Other	(29,034)	-	19,207
Future tax assets not previously recognized	-	-	(391,600)
Change in valuation allowance	772,285	(11,305,005)	1,918,924
Income tax expense (recovery)	$4,368,416	$(998,530)	$(372,393)

b)	Future tax balances:

The tax effects of temporary differences that give rise to future income tax assets and liabilities are as follows

	December 31,	December 31,	December 31,
	2007	2006	2005
Future income tax assets (liabilities):
Operating losses carried forward	$3,566,394	$1,265,005	$1,479,041
Equipment	57,483	51,306	62,345
Share issue costs	1,523,499	897,394	458,612
Investment in Aurora	(9,004,052)	(4,263,764)	-
Mineral properties	(52,098,130)	-	-
Investments	(764,020)	-	-
Resource expenses	2,351,062	738,463	8,398,228
Other	55,747	(26,752)	2,891
Valuation allowance	(908,535)	(233,824)	(11,538,729)
	$(55,220,552)	$(1,572,172)	$(1,137,612)

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

11.	INCOME TAXES (continued)

As at December 31, 2007, the Company had available for deduction against future taxable income in Canada non-capital losses of approximately $2,336,830 (2006 - $3,322,411). These losses, if unutilized, have expiration years ranging from 2008 to 2027. The Company also has available for deduction against future taxable income in the USA losses carried forward of $5,734,937, which have expiration years ranging from 2026 to 2027.

In addition, the Company has available for deduction against future taxable income in Turkey and Mexico losses carried forward of $2,113,172, which expire in 2010, and losses carried forward of $1,735,361 which expire in 2015, respectively. The potential income tax benefit of these losses has been offset by a valuation allowance.

As at December 31, 2007, the Company had approximately $15,827,501, $930,142, and $60,970, of Canadian exploration expenses, Canadian development expenses and foreign resource expenses, respectively which, under certain circumstances, may be utilized to reduce taxable income in future years.

12.	SHARE CAPITAL

The authorized share capital of the Company consists of an unlimited number of common shares with no par value.

(a)	Financing:

In March 2007, the Company completed a private placement financing, issuing a total of 4,100,000 common shares at a price of $14.75 per share for gross proceeds of $60,475,000. The offering had a 15% greenshoe option, allowing the Underwriters to acquire up to an additional 615,000 common shares at a price of $14.75 per share for 30 days after the close of the Offering. On April 5, 2007, the Company was notified that the Underwriters’ would be purchasing 398,000 common shares under this greenshoe option for gross proceeds of $5,870,500 to the Company. The remaining greenshoe option expired on April 15, 2007. The Underwriters received a cash commission of 5% of gross proceeds.

(b)	Stock Option Plan:

The Company maintains a stock option plan (the “Plan”), approved by the shareholders on May 2, 2007, whereby the Board of Directors may, from time to time, grant to employees, officers and directors of, or consultants to the Company options to acquire common shares in such numbers and for such terms as may be determined by the Board, in an amount up to 10% of the total number of common shares issued and outstanding from time to time. The options are non-assignable and may be granted for a term not exceeding 10 years. The exercise price of the options is fixed by the Board at the time of grant in accordance with the terms of the Plan.

Stock option transactions and the number of stock options outstanding are summarized as follows:

		Weighted Average
	Shares	Exercise Price
Balance, December 31, 2005	3,780,500	$1.32
Options granted	1,225,000	6.64
Options exercised	(1,058,066)	1.14
Options expired	(98,334)	5.40
Balance, December 31, 2006	3,849,100	$2.95
Options granted	1,580,000	11.82
Options exercised	(715,365)	1.84
Options cancelled	(62,668)	7.74
Balance, December 31, 2007	4,651,067	$6.66

Options exercisable at December 31, 2007 totalled 3,609,400 (2006 – 3,154,101).

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

12.	SHARE CAPITAL (continued)

At December 31, 2007, the Company had incentive stock options issued to directors, officers, employees and key consultants to the Company outstanding as follows:

	Number of	Weighted	Weighted	Number of	Weighted average
	options	average	average	options	exercise
	outstanding	remaining	exercise	exercisable	price of options
Range of prices		contractual life	price		exercisable
			$		$
$0.01 to $0.99	315,000	0.88 years	0.84	315,000	0.84
$1.00 to $1.99	1,306,000	1.75 years	1.26	1,306,000	1.26
$2.00 to $2.99	400,000	2.50 years	2.34	400,000	2.34
$3.00 to $3.99	30,000	2.75 years	3.26	30,000	3.26
$4.00 to $4.99	160,000	3.25 years	4.51	115,000	4.49
$6.00 to $6.99	735,067	3.36 years	6.50	633,400	6.50
$9.00 to $9.99	100,000	1.94 years	9.59	-	9.62
$10.00 to $10.99	660,000	4.49 years	10.24	175,000	10.08
$11.00 to $11.99	60,000	4.91 years	11.10	-	-
$14.00 to $14.99	835,000	4.17 years	14.24	618,333	14.23
$16.00 to $16.99	50,000	4.30 years	16.09	16,667	16.09
	4,651,067	2.86 years	6.66	3,609,400	5.65

(c)	Acquisition Stock Option Plan:

In August 2007, the Company’s Board of Directors approved an acquisition stock option plan, whereby such plan was used to grant replacement options to the former holders of NWG options with Fronteer stock options. Refer to Note 3.

Stock option transactions and the number of stock options outstanding are summarized as follows:

		Weighted
		Average
		Exercise
	Shares	Price
Balance, December 31, 2006	-	$-
Options granted	518,050	9.62
Options exercised	(13,650)	9.62
Balance, December 31, 2007	504,400	$9.62

Options exercisable at December 31, 2007 totalled 504,400.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

12.	SHARE CAPITAL (continued)

At December 31, 2007, under the Acquisition Stock Option Plan the Company had stock options issued and outstanding as follows:

	Number of	Weighted average	Weighted
	options	remaining	Average Exercise
Price	outstanding	contractual life	Price
$
$9.62	504,400	1.40 years	9.62

(d)	Stock-based compensation:

For the year ended December 31, 2007, the Company recorded compensation cost on the grant of stock options to employees and non-employees. For the purposes of estimating the fair value of options using the Black-Scholes option pricing model, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s shares, risk-free interest rates and expected average life of the options. Exercise price and vesting terms may also vary.

The fair value of options granted during the year ranged from $5.06 to $8.06 per option. The fair value of each option granted was determined using the Black-Scholes option pricing model and used the following range of assumptions:

	December 31,	December 31,
	2007	2006
Risk free interest rate	3.65% to 4.33%	4.1% to 4.5%
Expected life	3.35 years	4.2 to 4.5 years
Expected volatility	73.6% to 75.1%	65.4% to 80.9%
Expected dividend yield	0.0%	0.0%

For the year ended December 31, 2007, the Company has capitalized a total of $1,229,697 (2006 - $128,379) of stock-based compensation expense to exploration properties and deferred exploration expenditures and charged to the Statement of Operations a total of $8,732,286 (2006 - $3,035,209) of stock-based compensation expense. The Company has also included in the cost of acquisition of NWG an amount of $1,615,416, which represents the fair value of the options granted to former NWG employees in exchange for the cancellation of the existing NWG stock options.

(e)	Warrants:

For the year ended December 31, 2007, 1,797,361 warrants with a weighted-average exercise price of $2.75 were exercised for gross proceeds of $4,942,743 to the Company. As at December 31, 2007, there were no outstanding share purchase warrants.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

13.	COMMITMENTS

(a)	The Company has entered into leases for premises and office equipment. Total minimum lease commitments, total approximately $2,220,996. Minimum rental commitments for the following years total:

Year	Amount
$
2008	614,118
2009	453,707
2010	453,896
2011	313,344
2012	261,078
Subsequent to 2012	124,853
2,220,996

The company is also responsible for its share of property taxes and operating costs on office premises leases.

(b)	The Company has entered into a services agreement for drilling services on its Samli deposit which include a minimum payment of US$150,000 by the Company for fiscal 2008.

14.	FINANCIAL INSTRUMENTS

	(a)	Credit Risk:

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and amounts due from various joint venture partners. The Company deposits cash with financial institutions it believes to be creditworthy. Cash balances at these financial institutions may exceed the federally guaranteed amount.

The Company’s accounts receivable are primarily derived from input tax credits receivable and expenditures incurred on mineral properties in which the Company is involved in a joint venture and therefore entitled to reimbursement of a percentage of the expenditures. The Company performs an ongoing evaluation of its joint venture partners’ financial condition and, in all cases, requires no collateral from its joint venture partners. The Company will maintain an allowance for doubtful accounts receivable in those cases for which the expected collectibility of accounts receivable is in question.

	(b)	Fair Values:

At December 31, 2007, the fair values of cash, receivables, amounts due from related party, accounts payable and accrued liabilities approximated their carrying values because of the short-term nature of these instruments.

15.	RELATED PARTY TRANSACTIONS

	(a)	For the year ended December 31, 2007, the Company paid or accrued $2,925 (2006 – $8,177) in legal fees to a law firm of which a director is a partner.

(b)

For the year ended December 31, 2007, the Company invoiced Aurora $807,070 (2006 - $1,162,245) for its share of office costs, employee wages and benefits. At December 31, 2007, the Company had a receivable due from Aurora of $107,865 (December 31, 2006 - $88,154) relating to these expenditures.

In April 2006, the Company and Aurora signed a cost-sharing agreement whereby the Company will charge common office and employee benefit costs to Aurora. This arrangement can be terminated on 60 days notice by either party.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

16.	SEGMENTED AND JOINT VENTURE INFORMATION

Geographical segmented information

The Company has four geographical segments: Canada, United States, Mexico and Turkey. The total assets attributable to the geographical locations relate primarily to its equity-accounted investment in Aurora, exploration properties and deferred exploration expenditures and have been disclosed in Notes 8, 9 and 10. The net income (loss) relating to the operations in Canada, United States, Mexico and Turkey totaled $23,738,077, $348, ($1,292,809) and ($2,070,875) respectively for the year ended December 31, 2007.

17.	SUBSEQUENT EVENTS

(a)

Subsequent to December 31, 2007, the Company signed a letter of intent with Newmont. Under the terms of the agreement the Company regains a 100% interest in the Northumberland project and allows Newmont the option to earn an initial 51% in the Sandman project by spending a minimum US$14,000,000 on exploration. The initial 51% earn-in is also subject to various other conditions being met. Newmont may earn an additional 9% in Sandman by spending a further US$9,000,000 on development. The Company retains a 2% NSR on production of the first 310,000 ounces at Sandman. The Company can also elect to have Newmont arrange financing for its 40% of development costs.

(b)

Subsequent to December 31, 2007, and up to March 27, 2008, 1,687,500 stock options were granted by the Company at exercise prices ranging from $8.04 to $9.96 exercisable for periods ranging from five to ten years and 30,000 stock options were exercised for total proceeds of $97,800 to the Company.

	(c)	Subsequent to December 31, 2007, the Company sold its common share investment in LAT for a cash profit of $1,562,950.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). Set out below are the material adjustments to net loss for the years ending December 31, 2007, 2006 and 2005 and to shareholders’ equity at December 31, 2007, 2006 and 2005 in order to conform to accounting principles generally accepted in the United States (“U.S. GAAP”).

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
STATEMENT OF (LOSS) INCOME:	2007	2006	2005

Net income (loss) based on Canadian GAAP	$20,374,741	$15,011,639	$(5,304,538)
Deferred exploration costs prior to the establishment of
proven and probable mineral reserves (Note 18a)	(7,978,645)	(5,855,941)	(8,136,593)
Flow-through shares (Note 18h)	-	525,000	(162,800)
Dilution gain (Note 18d)	(43,039,000)	(26,489,773)	-
Equity loss of Aurora (Note 18d)	(15,836,033)	(7,956,411)	-
Equity loss of Turkish Properties (Note 18e)	(569,716)	-	-
Stock-based compensation for employees (Note 18f)	12,551	362,559	840,528
Unrealized gains on trading securities (Note 18c)	-	640,888	-
Change to future income tax expense	3,851,989	220,043	-
Net loss for the year based on U.S. GAAP	$(43,184,113)	$(23,541,996)	$(12,763,403)

Weighted average number of shares outstanding	70,692,759	55,944,336	45,054,136
Loss per share, basic and diluted	(0.61)	(0.42)	(0.28)

SHAREHOLDERS’ EQUITY:
Shareholders’ equity based on Canadian GAAP	$366,849,777	$99,364,065	$31,736,769
Deferred exploration costs prior to the establishment of
proven and probable mineral reserves (Note 18a)	(20,008,214)	(14,475,249)	(12,758,885)
Accumulated equity loss of Aurora (Note 18d)	(26,426,723)	(10,590,690)	-
Equity loss of Turkish Properties (Note 18e)	(569,716)	-	-
Flow-through shares (Note 18h)	-	140,833	(525,000)
Accumulated incremental dilution gains (Note 18d)	2,889,253	834,671	-
Cumulative other comprehensive income (Note 18b)	-	1,062,000	-
Unrealized gains on trading securities (Note 18c)	-	640,888	-
Cumulative change to future income tax expense	4,072,032	220,043	-

Shareholders’ equity based on U.S. GAAP	$326,806,410	$77,196,561	$18,452,884

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

The following sets out the material balance sheet differences between Canadian and U.S. GAAP:

	2007	2006

1. Exploration properties and deferred exploration
expenditures
Canadian GAAP	$223,852,971	$18,450,217
Deferred exploration costs prior to the establishment
of proven and probable mineral reserves (Note 18a)	(10,166,210)	(14,475,249)
Future income tax effect of exploration costs
(Note 18a)	(149,476)	(1,029,564)
U.S. GAAP	$213,537,285	$2,945,404

2. Investment in Turkish Properties
Canadian GAAP	$12,957,378	$-
Equity in loss of Turkish Properties (Note 18e)	(569,716)	-
Deferred exploration costs prior to the establishment
of proven and probable mineral reserves (Note 18e)	(9,842,004)	-
Future income tax effect of exploration costs		-
(Note 18e)	(1,030,963)
	$1,514,695	$-

3. Long term investments
Canadian GAAP	$9,391,906	$1,327,500
Comprehensive income (Note 18b)	-	1,062,000
U.S. GAAP	$9,391,906	$2,389,500

4. Marketable securities
Canadian GAAP	$-	3,536,397
Unrealized gains (Note 18c)	-	640,888
U.S. GAAP	$-	4,177,285

5. Investment in Aurora
Canadian GAAP	$76,696,684	$37,508,155
Incremental dilution gain (Note 18d)	2,054,582	834,671
Incremental dilution gain from prior year	834,671	-
Equity in loss of Aurora from prior years	(10,590,690)	(2,634,279)
Equity in loss of Aurora (Note 18d)	(15,836,033)	(7,956,411)
U.S. GAAP	$53,159,214	$27,752,136

6. Capital Stock
Canadian GAAP	$320,515,042	$88,176,082
Stock based compensation (Note 18f)	-	-
Flow-through common shares (Note 18h)	-	(384,167)
U.S. GAAP	$320,515,042	$87,791,915

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

7. Contributed surplus
Canadian GAAP	$16,234,821	$5,484,416
Stock based compensation (Note18f)	(3,253,640)	(3,241,089)
Dilution gain (Note 18d)	45,093,582	27,324,444
Dilution gain from prior year	27,324,444	-
Other comprehensive income (Note 18b)	-	1,062,000
U.S. GAAP	$85,399,207	$30,629,771

8. Future income taxes
Canadian GAAP	$55,220,552	$1,572,172
Future income tax effect of exploration costs
(Note 18a)	(1,180,439)	(1,029,564)
Flow-through common shares (Note 18h)	-	(140,833)
Cumulative change to future income tax expense	(4,072,032)	(220,043)
U.S. GAAP	$49,968,081	$181,732

(a)	Interest in Exploration Properties and Deferred Exploration Costs

Under U.S. GAAP, acquisition costs are capitalized, but exploration costs are not considered to have the characteristics of property, plant and equipment and, accordingly, are expensed prior to the Company determining that economically proven and probable mineral reserves exist, after which all such costs are capitalized.

(b)	Long term investments

Prior to the adoption of the new Canadian accounting standards for financial instruments on January 1, 2007 (Note 2), a US and Canadian GAAP difference existed in the accounting for the Company’s long-term investments, which, under U. S. GAAP (SFAS 115), are classified as available-for-sale securities and carried at fair value. In 2006 the unrealized holding gains on available-for-sale securities were not recognized under Canadian GAAP, but were recognized under U. S. GAAP as a component of comprehensive loss and reported in a separate component of shareholders’ equity until realized. For the year ended December 31, 2006, under U.S. GAAP the Company’s long-term investments increased by $1,062,000 (2005 - $Nil).

(c)	Marketable securities

Prior to the adoption of the new Canadian accounting standards for financial instruments on January 1, 2007 (Note 2), a US and Canadian GAAP difference existed in the accounting for the Company’s marketable securities, which, under U.S. GAAP (SFAS 115), are classified as trading securities and carried at fair value. In 2006 the unrealized holding gains on marketable securities were not recognized under Canadian GAAP, but were recognized under U.S. GAAP as a component of net loss. For the year ended December 31, 2006, under U.S. GAAP the Company’s marketable securities increased by $640,888 (2005 - $Nil).

(d)	Investment in Aurora

Under Canadian GAAP, the Company recognized a dilution gain of $43,039,000 (2006 - $26,489,773) on issuance of additional common shares by Aurora (note 10). Under U.S. GAAP, the Company also recognized a dilution gain of $45,093,582 (2006 - $26,489,773), but the dilution gain would be recognized as a capital transaction in stockholders equity as the gain would not be considered assured of realization as Aurora is a development stage entity.

The Company’s equity loss pickup of Aurora increased primarily due to the expensing of deferred exploration expenditures in Aurora under U.S. GAAP.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

(e)	Investment in Turkish Properties

Under U.S. GAAP, exploration costs are not considered to have the characteristics of property, plant and equipment and, accordingly, are expensed prior to the Company determining that economically proven and probable mineral reserves exist, after which all such costs are capitalized. The Company’s equity loss pickup of the Turkish Properties increased due to the expensing of deferred exploration expenditures in the Turkish Properties, incurred subsequent to the earn-back by TCAM, under U.S. GAAP.

(f)	Stock-based Compensation

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement (“SFAS”) 123(R) “Share-Based Payment”, a revision to SFAS 123 “Accounting for Stock-Based Compensation.” SFAS 123(R) requires the Company to recognize in the statement of operations the grant date fair value of share-based compensation awards granted to employees over the requisite service period. Compensation expense recognized reflects estimates of award forfeitures and any changes in estimates thereof are reflected in the period of change.

Pursuant to the provisions of SFAS 123(R), the Company applied the modified-prospective transition method. Under this method, the fair value provisions of SFAS 123(R) are applied to new employee share-based payment awards granted or awards modified, repurchased, or cancelled after January 1, 2006. Measurement and attribution of compensation cost for unvested awards at January 1, 2006, granted prior to the adoption of SFAS 123(R), are recognized based upon the provisions of SFAS 123. The cumulative effect of a change in accounting principle to reflect forfeitures for prior periods was determined to be immaterial and not recorded. Prior to adoption, the Company applied the intrinsic value method to employee awards pursuant to APB 25 and related interpretations. Under the intrinsic value method, no stock-based compensation had been recognized as the exercise price of employee options equaled or exceeded the fair market value of the underlying stock at the date of grant. If the Company had accounted for its stock-based compensation plan for employees under SFAS 123 for fiscal year ending December 31, 2005, the proforma impact would have been as follows:

2005
Net loss for the year based on US GAAP	$(12,763,403)
Expense under SFAS 123	(840,528)
Pro forma net loss	$(13,603,931)

(g)	Statements of Cash Flows

As a result of the treatment of mining interests under item (a) above, cash expended for the exploration costs would have been classified as operating rather than investing, resulting in the following totals under US GAAP:

	2007	2006	2005

Cash from operating activities	$(11,350,452)	$(8,244,276)	$(12,475,291)

Cash from investing activities	$1,071,451	$(15,388,061)	$4,189,176

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

(h)	Comprehensive Income

For U.S. GAAP purposes Statement of Financial Accounting Standards No. 130 (“FAS 130”) establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.

	2007	2006	2005
Net loss for the year based on U.S. GAAP	$(43,184,113)	$(23,541,996)	$(12,763,403)
Other comprehensive income:
Change in unrealized gains on available for sale securities	4,115,446	1,062,000	-
Comprehensive loss based on U.S. GAAP	$(39,068,667)	$(22,479,996)	$(12,763,403)

(i)	Flow-through Shares

Under Canadian income tax legislation, the Company is permitted to issue shares whereby the Company agrees to incur Canadian exploration expenditures (as defined in the Income Tax Act, Canada) and renounce the related income tax deductions to investors. Under Canadian GAAP, the full amount of funds received from flow-through share issuances are initially recorded as share capital. Upon renouncing the expenditures, the amount of deferred tax on the expenditures is removed from share capital. Under U.S. GAAP, the premium paid for the flow-through shares in excess of market value is credited to liabilities and included in income when the related tax benefits are renounced by the Company.

Furthermore, under U.S. GAAP, and notwithstanding that there is not a specific requirement to segregate the funds pursuant to the flow-through share agreements, the flow-through funds which are unexpended at the balance sheet date are separately classified as restricted cash. As at December 31, 2007, unexpended flow-through funds totalled $nil (2006 - $nil; 2005 - $413,334).

(j)	Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FIN 48 "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109". This interpretation provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Effective January 1, 2007 the Company adopted FIN 48. The adoption did not result in any adjustment to opening retained earnings under US GAAP. As a result of the implementation of FIN 48, the Company did not recognize any liabilities for unrecognized tax benefits. In the event that the Company recognizes interest accrued related to unrecognized tax benefits, it will be recorded in interest expense. Any penalties will be recorded in general and administrative expense.

The Company is subject to taxation in Canada and various other foreign jurisdictions. The Company is currently open to audit under the statute of limitations by regulators in these jurisdictions for years ended December 31, 2003 through 2007.

(k)	Recent Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP. The date is for

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
(Expressed in Canadian dollars)
Years ended December 31, 2007 and 2006

interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

Inventories

In March 2007, the AcSB approved a new standard with respect to inventories effective for fiscal years beginning on or after January 1, 2008. The new standard requires inventories to be measured at the lower of cost or net realizable value; disallows the use of a last-in, first-out inventory costing methodology; and requires that, when circumstances which previously caused inventories to be written down below cost no longer exist, the amount of the write-down is to be reversed. The adoption of this new standard is not expected to have a material impact on the Company’s earnings.

Capital Disclosures

As a result of new Section 1535, Capital Disclosures, the Company will be required to include additional information in the notes to the financial statements about its capital and the manner in which it is managed. This additional disclosure includes quantitative and qualitative information regarding an entity’s objectives, policies and procedures for managing capital. This Section is applicable for the fiscal year beginning on January 1, 2008.

Disclosure and Presentation of Financial Instruments

New accounting recommendations for disclosure and presentation of financial instruments are effective for the Company beginning January 1, 2008. The new recommendations require disclosures of both qualitative and quantitative information that enables users of financial statements to evaluate the nature and extent of risks from financial instruments to which the Company is exposed.

Goodwill and Intangible Assets

The Accounting Standards Board has also issued a new Section 3064, Goodwill and Intangible Assets, to replace current Section 3062, Goodwill and Other Intangible Assets. The new section establishes revised standards for recognizing, measuring, presenting and disclosing goodwill and intangible assets. CICA 3064 is effective for fiscal years beginning on or after October 1, 2008 and will be adopted by the Company for the year ending December 31, 2009.

Future Accounting Changes

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”), effective for fiscal periods beginning after November 15, 2007. SFAS defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In December 2007, the FASB issued SFAS 157-b, which provided for a one-year deferral of the implementation of SFAS 157 for non-financial assets and liabilities. However, SFAS 157 is still required to be adopted effective January 1, 2008, for financial assets and liabilities that are carried at fair value. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115” (“SFAS No. 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal periods beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.

In December 2007, the FASB issued SFAS 141(R) “Business Combinations” and SFAS 160 “Non-controlling Interests in Consolidated Financial Statements”, which are both effective for fiscal years beginning after December 15, 2008. SFAS 141(R), which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008.

CORPORATE INFORMATION

Corporate Head Office - Vancouver	Directors
1650 – 1055 West Hastings Street	Oliver Lennox-King, Chairman
Vancouver, British Columbia	Mark O’Dea
Canada V6E 2E9	George Bell
Scott Hand
Phone: 604-632-4677	Lyle Hepburn
Fax: 604-632-4678	Donald McInnes
Website: www.fronteergroup.com	Jo Mark Zurel
Email: info@fronteergroup.com

Information Office - Toronto	Officers and Management
80 Richmond St. West, 12th Floor	Mark O’Dea, President and Chief Executive Officer
Toronto, Ontario	Sean Tetzlaff, Chief Financial Officer and Corporate Secretary
Canada	Ian Cunningham Dunlop, Vice President, Exploration
Phone: 416-362-5556	Jim Lincoln, Vice President, Operations
Fax: 416-362-3331	Chris Lee, Chief Geoscientist

Exploration Office - US	Registrar and Transfer Agent
250 S. Rock Blvd, Suite 118	Equity Transfer and Trust Company
Reno, Nevada	400 – 200 University Avenue
89502	Toronto, Ontario, M5H 4H1
USA	Canada

Legal Counsel	Registrar and Transfer Agent - US
Cassels Brock & Blackwell	Registrar and Transfer Company
2100 Scotia Plaza	10 Commerce Drive, PO Box 1727
40 King Street West	Cranford, NJ, 07016
Toronto, Ontario M5H 3C2	USA

Auditors
PricewaterhouseCoopers LLP, Chartered Accountants
700 – 250 Howe Street
Vancouver, British Columbia, V6C 3S7

Shares Quoted
Toronto Stock Exchange: FRG
American Stock Exchange: FRG